Exhibit 99.1

Golden Phoenix Sells Its 15% Interest In Santa Rosa Gold Mine, Panama, To Receive Up To $4.1 Million, 25 Million GPXM Shares Returned for Cancellation

LAS VEGAS, NV, August 9, 2012 – Golden Phoenix Minerals, Inc. (“Golden Phoenix”) (OTC Bulletin Board: GPXM) announced today that it has entered into a mutual Rescission and Release Agreement, as subsequently amended (the “Agreement”) with Silver Global, S.A., a Panamanian corporation (“Silver Global”) and Golden Phoenix Panama, S.A. (the “JV Company”) collectively (the “Parties”), whereby Golden Phoenix will receive up to $4.1 Million (less an applicable discount for timely payments) for its 15% interest in the Santa Rosa Gold Mine, Panama.

Under the terms of the Agreement:

a) Silver Global shall pay Golden Phoenix up to $4.1 Million in tranches, subject to a discount of $750,000, such that the aggregate cash payment for the 15% shall be $3.35 Million in the event all scheduled payments are timely made, and return to Golden Phoenix for cancellation 25,000,001 shares of Golden Phoenix common stock issued to Silver Global under the Definitive Acquisition Agreement entered into by the Parties on September 16, 2011 (the “Acquisition Agreement”), and

b) Golden Phoenix shall transfer its 15% equity ownership in the JV Company to Silver Global.

Golden Phoenix’s 15% interest in the Santa Rosa Gold Mine, comprised of 15 shares in the JV Company (the “Panama Shares”), shall be held in escrow by Icaza Trust Corporation (“Trust Agent”) and released to Silver Global in stages over the next 12 months as payments are received by Golden Phoenix. In the event of default in payment, any Panama Shares that have not been paid for will be retained by Golden Phoenix.

Concurrent with the execution of the Agreement and receipt of $350,000, the Arbitration proceedings filed against Silver Global and pending before the International Chamber of Commerce will be dismissed, without prejudice; and the Acquisition Agreement will be deemed fully and finally rescinded, with no further obligations of either party. In addition, the Parties have entered into a mutual release of all claims by and against all Parties.

Donald Gunn, Chairman of Golden Phoenix’s Interim Governing Board stated, “The sale of our Panama asset will provide liquidity and help begin our efforts to advance our portfolio of North American mining properties.”

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru. Golden Phoenix has an option to earn an 80% interest in four properties that are adjacent to the Mineral Ridge Gold Project in Nevada. These include the Vanderbilt Silver and Gold Project, Galena Flats, Coyote Fault Gold and Silver Project and the Coyote Fault Extension.

Forward-Looking Statements:  Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Golden Phoenix Investor Relations
(702) 589-7560
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us